                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of November 5, 2001, by and between H&R Block Financial Advisors, Inc., a Michigan corporation (the "Company"), and Brian L. Nygaard ("Executive").

                                   ARTICLE ONE

                                   EMPLOYMENT

                  1.01 - Agreement as to Employment. Effective November 5, 2001 or an earlier date as agreed upon by both parties (the "Employment Date"), the Company hereby employs Executive to serve in the capacity set forth in Section 1.02, and Executive hereby accepts such employment by the Company, subject to the terms of this Agreement. The Company reserves the right, in its sole discretion, to change the title of Executive at any time.

                  1.02 - Duties.

                  (a) Executive is employed by the Company to serve as its President and Chief Executive Officer, subject to the authority and direction of the Board of Directors of the Company and the Chief Executive Officer of H&R Block, Inc. ("Block"). Subject to the foregoing, Executive will have such authority and responsibility and duties as are normally associated with the position of President. The Company reserves the right to modify, delete, add, or otherwise change Executive's job responsibilities, in its sole discretion, at any time. Executive will perform such other duties as are assigned to Executive from time to time.

                  (b) So long as Executive is employed under this Agreement, Executive agrees to devote Executive's full business time and efforts exclusively on behalf of the Company and to competently and diligently discharge Executive's duties hereunder. Executive will not be prohibited from engaging in such personal, charitable, or other nonemployment activities that do not interfere with Executive's full-time employment hereunder and that do not violate the other provisions of this Agreement or the H&R Block, Inc. Code of Business Ethics & Conduct, which Executive acknowledges having read and understood. Executive will comply fully with all reasonable policies of the Company as are from time to time in effect and applicable to Executive's position. Executive understands that the business of Block, the Company, and/or any other direct or indirect subsidiary of Block (each such other subsidiary an "Affiliate") may be subject to governmental regulation, some of which may require Executive to submit to background investigation as a condition of Block, the Company, and/or Affiliates' participation in certain activities subject to such regulation. If Executive, Block, the Company, or Affiliates are unable to participate, in whole or in part, in any such activity as the result of any action or inaction on the part of Executive, then this Agreement and Executive's employment hereunder may be terminated by the Company without notice.

                  1.03 - Compensation.

                  (a) Base Salary. The Company will pay to Executive a gross salary at an annual rate of $350,000 ("Base Salary"), payable semimonthly or at any other pay periods as the Company may use for its other executive employees. The Base Salary will be reviewed for adjustment no less often than annually during the term of Executive's employment hereunder and, if adjusted, such adjusted amount will become the "Base Salary" for purposes of this Agreement.

                  (b) Short-Term Incentive Compensation. As approved by the Compensation Committee of the Board of Block, Executive shall participate in the H&R Block Short-Term Incentive Plan and the discretionary short-term incentive program. Under such Plan and program, Executive shall have an aggregate target bonus for calendar year 2001 of $192,500 and an opportunity to earn 200% of such target bonus. The payment of the actual award under such Plan and program shall be based upon such performance criteria which shall be determined by the Compensation Committee of Block. Under such Plan and program, for calendar year 2001 only, Executive's actual incentive compensation shall be prorated based upon the number of months during such year that he is actually employed by the Company but shall be no less than $300,000 (after such proration), provided that Executive must remain employed through December 31, 2001 to receive any payments under the Plan and program. Such incentive compensation shall be paid to Executive following the completion of calendar year 2001 when the same is paid to other senior executives of the Company. If Executive voluntarily terminates his employment with the Company prior to the expiration of 12 months after the Employment Date, other than for "good reason" (as defined in Section 1.07(a)(ii)) or following a "Change of Control" (as defined in Section 1.07(a)(iii) or if the Company terminates Executive with "cause" (as defined in Section 1.07(a)(iv), Executive shall reimburse the Company 50% of Executive's actual incentive compensation paid on account of calendar year 2001 (which in no case will be less than $150,000) on or before the 30th day after the effective date of such termination. In addition, Executive shall be eligible to earn additional incentive compensation in an amount from 0% to 25% of annual base salary based upon the assessment of the Compensation Committee of the Board of Directors of Block or the Board of Directors of Block itself of the performance of Block and its subsidiaries during calendar year 2002 with respect to long-term strategic objectives. Such additional incentive compensation, if any, shall be paid to Executive following the completion of calendar year 2002 when the same is paid to other senior executives of the Company.

                  (c) Stock Options. As authorized under the H&R Block 1993 Long-Term Executive Compensation Plan, as amended (the "1993 Plan"), Executive shall be granted (i) on the Employment Date a stock option under the 1993 Plan to purchase 40,000 shares of Block's common stock at an option price per share equal to its closing price on the New York Stock Exchange on the date of grant, such option to expire on the tenth anniversary of the date of grant; to vest and become exercisable as to one-third (13,333) of the shares covered thereby on the second anniversary of the date of grant, as to an additional one-third (13,333) of such shares on the third anniversary of the date of grant, and as to the remaining one-third (13,334) of the shares on the fourth anniversary of the date of grant; to be an incentive stock option for the maximum number of shares permitted by Internal Revenue Code Section 422 and the regulations promulgated thereunder; to otherwise be a nonqualified stock option; and (ii) a stock option to purchase a minimum of 50,000 shares of Block's common stock at an option price per share equal to its closing price on the New York Stock Exchange on the date in fiscal year 2003 on which options are granted under the 1993 Plan to all or substantially all other senior executive officers of Block and its subsidiaries, such stock option to have terms and conditions consistent with the terms and conditions of options granted to such other senior executive officers except as provided in Section 1.07(a).

                  (d) Restricted Stock. As approved by the Compensation Committee of the Board of Block and the Board of Block itself, Executive shall be awarded promptly after the Employment Date, 14,500 Restricted Shares of Block's common stock under the 1993 Plan. One-third of the 14,500 shares shall vest (i.e., the restrictions on such shares shall terminate), respectively, on each of the first three anniversaries following such employment commencement date (in increments of 4,833, 4,833 and 4834 whole shares). Prior to the time such Restricted Shares are so vested, (i) such Restricted Shares shall be nontransferable, and (ii) Executive shall be entitled to receive any cash dividends payable with respect to unvested Restricted Shares and vote such unvested Restricted Shares at any meeting of shareholders of Block.

                  1.04 - Relocation Benefits.

                  (a) The Company will reimburse Executive for reasonable packing, shipping, transportation costs and other expenses incurred by Executive in relocating Executive, Executive's family and personal property to the Greater Kansas City Area, in accordance with the H&R Block Executive Relocation Program.

                  (b) To the extent that Executive incurs taxable income related to any relocation benefits paid pursuant to this Agreement, the Company will pay to Executive such additional amount as is necessary to "gross up" such benefits and cover the anticipated income tax liability resulting from such taxable income.

                  1.05 - Business Expenses. The Company will promptly pay directly, or reimburse Executive for, all business expenses, to the extent such expenses are paid or incurred by Executive during the term hereof in accordance with the Company's policy in effect from time to time and to the extent such expenses are reasonable and necessary to the conduct by Executive of the Company's business.

                  1.06 - Fringe Benefits. During the term of Executive's employment hereunder, and subject to the discretionary authority given to the applicable benefit plan administrators, the Company will make available to Executive such insurance, sick leave, deferred compensation, short-term incentive compensation, bonuses, stock options, retirement, vacation, and other like benefits as are approved and provided from time to time to the other executive-level employees of the Company or Affiliates.

                  1.07 - Termination of Employment.

                  (a) Termination for Good Reason, Due to a Change of Control or Without Cause.

                           (i) If Executive terminates Executive's employment under this Agreement for "good reason" (as defined in subsection 1.07(a)(ii), below), or during the 180-day period following the date of the occurrence of a "Change of Control" (as defined in subsection 1.07(a)(iii), below) of Block, or if the Company terminates Executive's employment under this Agreement for any reason other than for "cause" (as defined in subsection 1.07(a)(iv), below) then, upon any such termination of Executive's employment and conditioned on Executive's execution of an agreement with the Company under which Executive releases all known and potential claims against Block, the Company, and Affiliates, the Company will provide Executive with Executive's election (the "Change of Control Election") of the same level of severance compensation and benefits as would be provided under the H&R Block Severance Plan (the "Severance Plan") as the Severance Plan exists either (A) on the date of this Agreement or (B) on Executive's last day of active employment by the Company or any Affiliate (the "Last Day of Employment"), as if Executive had incurred a "Qualifying Termination" (as such term is defined in the Severance Plan); provided, however, that if Executive terminates Executive's employment under this Agreement during the 180-day period following the date of the occurrence of a "Change of Control" of Block, (1) the "Severance Period" (as such term is defined in the Severance Plan) will be 24 months, notwithstanding any provision in the Severance Plan to the contrary, (2) Executive will be credited with 24 "Years of Service" (as such term is defined in the Severance Plan) for the purpose of determining severance compensation under Section 4(a)(i) of the Severance Plan as it exists on the date of this Agreement or the comparable section of the Severance Plan as it exists on Executive's Last Day of Employment, notwithstanding any provision in the Severance Plan to the contrary, (3) Executive will receive an amount equal to Executive's most recent payment under the H&R Block Short-Term Incentive Plan and the discretionary short-term incentive program (except in the case of a "Change of Control" that occurs in calendar year 2002, in which case Executive will receive $192,500) in lieu of any amount calculated under Section 4(a)(ii) of the Severance Plan as it exists on the date of this Agreement or the comparable section of the Severance Plan as it exists on Executive's Last Day of Employment to be paid out over the Severance Period, and (4) any nonvested portion of stock options or nonvested Restricted Shares awarded pursuant to Sections 1.03(c)(i) and 1.03(d) of this Agreement shall immediately vest on Executive's Last Day of Employment notwithstanding any provision in the Severance Plan to the contrary. In the event Executive terminates Executive's employment under this Agreement during the 180-day period following the date of the occurrence of a "Change of Control" of Block, all restrictions on any Restricted Shares awarded to Executive, other than the Restricted Shares awarded pursuant to Section 1.03(d) of this Agreement, that would have vested in accordance with their terms by reason of lapse of time within 18 months after the effective date of the termination of employment (absent such termination of employment) shall terminate (and such Restricted Shares shall be fully vested) and any Restricted Shares that would not have vested in accordance with their terms by reason of lapse of time within 18 months after the effective date of termination of employment shall be forfeited. In the event of the termination of employment by Executive for good reason, or the termination of employment by the Company for any reason other than for "cause," all restrictions on any Restricted Shares awarded to Executive, including the Restricted Shares awarded pursuant to Section 1.03(d) of this Agreement, that would have vested in accordance with their terms by reason of lapse of time within 18 months after the effective date of the termination of employment (absent such termination of employment) shall terminate (and such Restricted Shares shall be fully vested) and any Restricted Shares that would not have vested in accordance with their terms by reason of lapse of time within 18 months after the effective date of termination of employment shall be forfeited. The Severance Plan as it exists on the date of this Agreement is attached hereto as Exhibit A. Executive must notify the Company in writing within 5 business days after Executive's Last Day of Employment of Executive's Change of Control Election. Severance compensation and benefits provided under this Section 1.07(c) will terminate immediately if Executive violates Sections 3.02, 3.03, or 3.05 of this Agreement or becomes reemployed with the Company or an Affiliate.

                           (ii) For the purpose of this subsection, "good reason" shall mean:

                                    (A) Any material diminution in Executive's
                  duties, responsibilities, or authority as set forth in this Agreement unless such diminution is a result of or due to the revocation or suspension without reinstatement within 180 days after such revocation or suspension of any license required by law, regulation, or rule governing broker/dealers or investment advisors to be held by the President and/or Chief Executive Officer of the Company; or

                                    (B) Any other material breach of this
                  Agreement by the Company which is not remedied by the Company within a reasonable period of time not to exceed 30 days after the Company's receipt of written notice of the breach from Executive.

                  To the extent that this Agreement or any agreement referred to herein imposes an obligation on Block or otherwise requires that Block take (or refrain from taking) any action, any material breach of such obligation or requirement by Block shall be treated as a material breach of this Agreement by the Company.

                           (iii) For the purpose of this subsection, a "Change of Control" means:

                                    (A) the acquisition, other than from Block,
                  by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the then outstanding voting securities of Block entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by Block or any of its subsidiaries, or any employee benefit plan (or related trust) of Block or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the voting securities of Block immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding voting securities of Block entitled to vote generally in the election of directors, as the case may be; or

                                    (B) individuals who, as of the date hereof,
                  constitute the Board of Directors of Block (generally, the "Board," and as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual or individuals becoming a director subsequent to the date hereof, whose election, or nomination for election by Block's shareholders, was approved by a vote of at least a majority of the Board (or nominating committee of the Board) will be considered as though such individual were a member or members of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Block (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

                                    (C) the completion of a reorganization,
                  merger or consolidation approved by the shareholders of Block, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of Block immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of Block, as approved by the shareholders of Block, or the sale or other disposition of all or substantially all of the assets of Block, as approved by the shareholders of Block.

                           (iv) For the purpose of this subsection, "cause" shall mean any one or more of the following grounds:

                                    (A) Executive's gross misconduct that
                  interferes with or prejudices the proper conduct of the business of Block, the Company or any Affiliate or which may reasonably result in material harm to the reputation of Block, the Company and/or any Affiliate; or

                                    (B) Executive's commission of an act
                  materially and demonstrably detrimental to the good will of Block or any subsidiary of Block, which act constitutes gross negligence or willful misconduct by Executive in the performance of Executive's material duties to Block or such subsidiary; or

                                    (C) Commission by Executive of any act of
                  dishonesty or breach of trust resulting or intending to result in material personal gain or enrichment of Executive at the expense of Block or any subsidiary of Block; or

                                    (D) Executive's violation of Article Two or
                  Three of this Agreement; or

                                    (E) Executive's conviction of a misdemeanor
                  (involving an act of moral turpitude) or a felony; or

                                    (F) Executive's disobedience,
                  insubordination or material failure to discharge Executive's duties; or

                                    (G) The revocation or suspension of any
                  license required by law, regulation, or rule governing broker/dealers or investment advisors to be held by the President and/or Chief Executive Officer of the Company without reinstatement by the end of 180 days after such revocation or suspension; or

                                    (H) Executive's suspension by the Internal
                  Revenue Service from participation in the Electronic Filing Program; or

                                    (I) The inability of Executive, Block, the
                  Company, and/or an Affiliate to participate, in whole or in part, in any activity subject to governmental regulation as the result of any action or inaction on the part of Executive, as described in Section 1.02(b); or

                                    (J) Executive's death or total and permanent
                  disability. The term "total and permanent disability" will have the meaning ascribed thereto under any long-term disability plan maintained by the Company or Block for executives of the Company.

                  (b) Termination Due to Mutual Agreement. The parties may terminate Executive's employment under this Agreement at any time by mutual written agreement.

                  (c) Further Obligations. Upon termination of Executive's employment under this Agreement, neither the Company, Block, nor any Affiliate will have any further obligations under this Agreement and no further payments of Base Salary or other compensation or benefits will be payable by the Company, Block, or any Affiliate to Executive, except (i) as set forth in this Section 1.07, (ii) as required by the express terms of any written benefit plans or written arrangements maintained by the Company or Block and applicable to Executive at the time of such termination of Executive's employment, or (iii) as may be required by law. Any termination of this Agreement, however, will not be effective as to Sections 3.02, 3.03 and 3.05, or any other portions or provisions of this Agreement which, by their express terms, require performance by either party following termination of this Agreement.

                                   ARTICLE TWO

                                 CONFIDENTIALITY

                  2.01 - Background and Relationship of Parties. The parties hereto acknowledge (for all purposes including, without limitation, Articles Two and Three of this Agreement) that Block and its subsidiaries have been and will be engaged in a continuous program of acquisition and development respecting their businesses, present and future, and that, in connection with Executive's employment by the Company, Executive will be expected to have access to all information of value to the Company and Block and that Executive's employment creates a relationship of confidence and trust between Executive and Block with respect to any information applicable to the businesses of Block and its subsidiaries. Executive will possess or have unfettered access to information that has been created, developed, or acquired by Block and its subsidiaries or otherwise become known to Block and its subsidiaries and which has commercial value in the businesses in which Block and its subsidiaries have been and will be engaged and has not been publicly disclosed by Block. All information described above is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes trade secrets, customer lists and information, employee lists and information, developments, systems, designs, software, databases, know-how, marketing plans, product information, business and financial information and plans, strategies, forecasts, new products and services, financial statements, budgets, projections, prices, and acquisition and disposition plans. Proprietary Information does not include any portions of such information which are now or hereafter made public by third parties in a lawful manner or made public by parties hereto without violation of this Agreement.

                  2.02 - Proprietary Information is Property of Block.

                  (a) All Proprietary Information is the sole property of Block (or the applicable subsidiary of Block) and its assigns, and Block (or the applicable subsidiary of Block) is the sole owner of all patents, copyrights, trademarks, names, and other rights in connection therewith and without regard to whether Block (or any subsidiary of Block) is at any particular time developing or marketing the same. Executive hereby assigns to Block any rights Executive may have or may acquire in such Proprietary Information. At all times during and after Executive's employment with the Company or any Affiliate, Executive will keep in strictest confidence and trust all Proprietary Information and Executive will not use or disclose any Proprietary Information without the written consent of Block, except as may be necessary in the ordinary course of performing duties as an employee of the Company or as may be required by law or the order of any court or governmental authority.

                  (b) In the event of any termination of Executive's employment hereunder, Executive will promptly deliver to the Company all copies of all documents, notes, drawings, specifications, documentation, data, and other materials of any nature belonging to Block or any subsidiary of Block and obtained during the course of Executive's employment with the Company. In addition, upon such termination, Executive will not remove from the premises of Block or any subsidiary of Block any of the foregoing or any reproduction of any of the foregoing or any Proprietary Information that is embodied in a tangible medium of expression.

                                  ARTICLE THREE

           NON-HIRING; NON-SOLICITATION; NO CONFLICTS; NON-COMPETITION

                  3.01 - General. The parties hereto acknowledge that, during the course of Executive's employment by the Company, Executive will have access to information valuable to the Company and Block concerning the employees of Block and its subsidiaries ("Block Employees") and, in addition to Executive's access to such information, Executive may, during (and in the course of) Executive's employment by the Company, develop relationships with such Block Employees whereby information valuable to Block and its subsidiaries concerning the Block Employees was acquired by Executive. Such information includes, without limitation: the identity, skills, and performance levels of the Block Employees, as well as compensation and benefits paid by Block to such Block Employees.

                  3.02 - Non-Hiring. During the period of Executive's employment hereunder and during the time Executive is receiving payments hereunder, and for a period of two (2) years after the later of Executive's Last Day of Employment or cessation of such payments, Executive may not directly or indirectly recruit, solicit, or hire any Block Employee or otherwise induce any such Block Employee to leave the employment of Block (or the applicable employer-subsidiary of Block) to become an employee of or otherwise be associated with any other party or with Executive or any company or business with which Executive is or may become associated. The running of the 2-year period will be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation or threat of litigation.

                  3.03 - Non-Solicitation. During the period of Executive's employment hereunder and during the time Executive is receiving payments hereunder, and for two (2) years after the later of Executive's Last Day of Employment or cessation of such payments, Executive may not directly or indirectly solicit or enter into any arrangement with any person or entity which is, at the time of the solicitation, a significant customer of the Company or an Affiliate for the purpose of engaging in any business transaction of the nature performed by the Company or such Affiliate, or contemplated to be performed by the Company or such Affiliate, for such customer, provided that this Section
3.03 will only apply to customers for whom Executive personally provided services while employed by the Company or an Affiliate or customers about whom or which Executive acquired material information while employed by the Company or an Affiliate. The running of the 2-year period will be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation or threat of litigation.

                  3.04 - No Conflicts. Executive represents in good faith that, to the best of Executive's knowledge, the performance by Executive of all the terms of this Agreement will not breach any agreement to which Executive is or was a party and which requires Executive to keep any information in confidence or in trust. Executive has not brought and will not bring to the Company or Block nor will Executive use in the performance of employment responsibilities at the Company any proprietary materials or documents of a former employer that are not generally available to the public, unless Executive has obtained express written authorization from such former employer for their possession and use. Executive has not and will not breach any obligation of confidentiality that Executive may have to former employers and Executive will fulfill all such obligations during Executive's employment with the Company.

                  3.05 - Non-Competition.

                  (a) During the period of Executive's employment hereunder, Executive shall not engage in, or own or control any interest in (except as a passive investor in less than one percent of the outstanding securities of publicly held companies), or act as an officer, director or employee of, or consultant, advisor or lender to, any firm, corporation, partnership, limited liability company, institution, business, government agency, or entity that engages in any line of business that is competitive with any Line of Business of Block (as defined below). "Line of Business of Block" means any line of business (including lines of business under evaluation or development) of the Company, as well as any one or more lines of business (including lines of business under evaluation or development) of any Affiliate by which Executive was employed during the two-year period preceding the Last Day of Employment, provided that, "Line of Business of Block" will in all events include, but not be limited to, the income tax return preparation business, and provided further that if Executive's employment was, as of the Last Day of Employment or during the 2-year period immediately prior to the Last Day of Employment, with HRB Management, Inc. or any successor entity thereto, "Line of Business of Block" means any line of business (including lines of business under evaluation or development) of Block and all of its subsidiaries. The running of the 2-year period will be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation or threat of litigation.

                  (b) During the two (2) years after the later of Executive's Last Day of Employment or the cessation of Executive's receipt of any payments pursuant to this Agreement, Executive shall not engage in, or own or control any interest in (except as a passive investor in less than one percent of the outstanding securities of publicly held companies), or act as an officer, director or employee of, or consultant, advisor or lender to, (i) any firm, corporation, partnership, limited liability company, institution, business, government agency, or entity that at the time of the initiation of such engagement, ownership, control, or action by Executive, engages in, or has developed a plan to engage in a business whose core strategy is to integrate the provision of tax and/or accounting products or services with the provision of investment products or services to its clients, or (ii) any subsidiary, division or segment of a firm, corporation, partnership, limited liability company, institution, business, government agency, or entity that at the time of the initiation of such engagement, ownership, control, or action by Executive, engages in, or has developed a plan to engage in a business that integrates the provision of tax and/or accounting products or services with the provision of investment products or services to its clients. The running of the 2-year period will be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation or threat of litigation.

                  (c) If this Agreement is assigned by the Company to an Affiliate at any time in accordance with Section 4.04, then, during the two (2) years after the later of Executive's Last Day of Employment or the cessation of Executive's receipt of any payments pursuant to this Agreement, Executive shall not engage in any conduct proscribed in subsection 3.05(a) of this Agreement. The running of the 2-year period will be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation or threat of litigation.

                  (d) No provision in this Section 3.05 shall apply to Executive if Executive's primary place of employment by the Company or an Affiliate as of the Last Day of Employment is in either the State of California or the State of North Dakota.

                  3.06 - Reasonableness of Restrictions. Executive and the Company acknowledge that the restrictions contained in this Agreement are reasonable, but should any provisions of any Article of this Agreement be determined to be invalid, illegal, or otherwise unenforceable or unreasonable in scope by any court of competent jurisdiction, the validity, legality, and enforceability of the other provisions of this Agreement will not be affected thereby and the provision found invalid, illegal, or otherwise unenforceable or unreasonable will be considered by the Company and Executive to be amended as to scope of protection, time, or geographic area (or any one of them, as the case may be) in whatever manner is considered reasonable by that court and, as so amended, will be enforced.

                                  ARTICLE FOUR

                                  MISCELLANEOUS

                  4.01 - Third-Party Beneficiary. The parties hereto agree that Block is a third-party beneficiary as to the obligations imposed upon Executive under this Agreement and as to the rights and privileges to which the Company is entitled pursuant to this Agreement, and that Block is entitled to all of the rights and privileges associated with such third-party-beneficiary status.

                  4.02 - Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Company and Executive concerning the subject matter hereof. No modification, amendment, termination, or waiver of this Agreement will be binding unless in writing and signed by Executive and a duly authorized officer of the Company. Failure of the Company, Block, or Executive to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such terms, covenants, and conditions.

                  4.03 - Specific Performance by Executive. The parties hereto acknowledge that money damages alone will not adequately compensate the Company or Block or Executive for breach of any of the covenants and agreements herein and, therefore, in the event of the breach or threatened breach of any such covenant or agreement by either party, in addition to all other remedies available at law, in equity or otherwise, a wronged party will be entitled to injunctive relief compelling specific performance of (or other compliance with) the terms hereof.

                  4.04 - Successors and Assigns. This Agreement is binding upon Executive and the heirs, executors, assigns and administrators of Executive or Executive's estate and property and will inure to the benefit of the Company, Block and their successors and assigns. Executive may not assign or transfer to others the obligation to perform Executive's duties hereunder. The Company may assign this Agreement to an Affiliate with the consent of Executive, in which case, after such assignment, the "Company" means the Affiliate to which this Agreement has been assigned.

                  4.05 - Withholding Taxes. From any payments due hereunder to Executive from the Company, there will be withheld amounts reasonably believed by the Company to be sufficient to satisfy liabilities for federal, state, and local taxes and other charges and customary withholdings. Executive remains primarily liable to such authorities for such taxes and charges to the extent not actually paid by the Company. This Section 4.05 does not affect the Company's obligation to "gross up" any relocation benefits paid to Executive pursuant to Subsection 1.04(b).

                  4.06 - Indemnification. To the fullest extent permitted by law and Block's Bylaws, the Company hereby indemnifies during and after the period of Executive's employment hereunder Executive from and against all loss, costs, damages, and expenses including, without limitation, legal expenses of counsel selected by the Company to represent the interests of Executive (which expenses the Company will, to the extent so permitted, advance to executive as the same are incurred) arising out of or in connection with the fact that Executive is or was a director, officer, employee, or agent of the Company or Block or serving in such capacity for another corporation at the request of the Company or Block. Notwithstanding the foregoing, the indemnification provided in this Section 4.06 will not apply to any loss, costs, damages, and expenses arising out of or relating in any way to any employment of Executive by any former employer or the termination of any such employment.

                  4.07 - Right to Offset. To the extent not prohibited by applicable law and in addition to any other remedy, the Company has the right but not the obligation to offset any amount that Executive owes the Company under this Agreement against any amounts due Executive by Block, the Company, or Affiliates.

                  4.08 - Waiver of Jury Trial. Both parties to this Agreement, and Block, as a third-party beneficiary pursuant to Section 4.01 of this Agreement, waive any and all right to any trial by jury in any action or proceeding directly or indirectly related to this Agreement and Executive's employment hereunder.

                  4.09 - Notices. All notices required or desired to be given hereunder must be in writing and will be deemed served and delivered if delivered in person or mailed, postage prepaid to Executive at: 2274 Edgemere Lake Circle, Marietta, Georgia, 30062; and to the Company at: 751 Griswold, Detroit, Michigan 48226, Attn: Secretary, with a copy to H&R Block, Inc., 4400 Main Street, Kansas City, Missouri 64111, Attn: President; or to such other address and/or person designated by either party in writing to the other party. Any notice given by mail will be deemed given as of the date it is so mailed and postmarked or received by a nationally recognized overnight courier for delivery.

                  4.10 - Counterparts. This Agreement may be signed in counterparts and delivered by facsimile transmission confirmed promptly thereafter by actual delivery of executed counterparts.

                  4.11 - Binding Effect. This Agreement is effective only when executed by an officer of the Company and approved in writing by the President and Chief Executive Officer of Block.

         Executed as a sealed instrument under, and to be governed by, construed and enforced in accordance with, the laws of the State of Missouri.

                                              EXECUTIVE:



Dated: 11-05-01                               /s/ Brian L. Nygaard
       --------------------                   ----------------------------------
                                              Brian L. Nygaard


ACCEPTED AND AGREED:

H&R Block Financial Advisors, Inc.
a Michigan corporation

By: /s/ Bernard M. Wilson
    -------------------------------------

Name: Bernard M. Wilson
      -----------------------------------

Title: SVP
       ----------------------------------

Dated: 11/30/01
       -------------------



APPROVED:

H&R Block, Inc.
a Missouri corporation

By: /s/ Mark A. Ernst
    -------------------------------------
    Mark A. Ernst
    President and Chief Executive Officer

Dated: 20 Nov 01
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                            H&R BLOCK SEVERANCE PLAN
                         (AS AMENDED SEPTEMBER 19, 2001)


1. PURPOSE. The H&R Block Severance Plan is a welfare benefit plan established by HRB Management, Inc., an indirect subsidiary of H&R Block, Inc., for the benefit of certain subsidiaries of H&R Block, Inc. in order to provide severance compensation and benefits to certain employees of such subsidiaries whose employment is involuntarily terminated under the conditions set forth herein. This document constitutes both the plan document and the summary plan description required by the Employee Retirement Income Security Act of 1974.

2. DEFINITIONS.

         (a) "Company" means H&R Block, Inc.

         (b) "Employee" means a regular full-time or part-time, active employee of a Participating Employer whose employment with a Participating Employer is not subject to an employment contract that contains a provision that includes severance benefits. This definition expressly excludes seasonal, temporary and inactive employees of a Participating Employer and employees who are customarily employed by a Participating Employer less than 20 hours per week.

         (c) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         (d) "Hour of Service" means each hour for which an individual was entitled to compensation as a regular full-time or part-time employee from a subsidiary of the Company.

         (e) "Line of Business of the Company" with respect to a Participant means any line of business of the Participating Employer by which the Participant was employed as of the Termination Date, as well as any one or more lines of business of any other subsidiary of the Company by which the Participant was employed during the two-year period preceding the Termination Date, provided that, if Participant's employment was, as of the Termination Date or during the two-year period immediately prior to the Termination Date, with HRB Management, Inc. or any successor entity thereto, "Line of Business of the Company" shall mean any lines of business of the Company and all of its subsidiaries.

         (f) "Participant" means an Employee who has incurred a Qualifying Termination and has signed a Release that has not been revoked during any revocation period provided under the Release.

         (g) "Participating Employer" means a direct or indirect subsidiary of the Company (i) listed on Schedule A, attached hereto, which may change from time to time to reflect new Participating Employers or withdrawing Participating Employers, and (ii) approved by the Plan Sponsor for participation in the Plan.

         (h) "Plan" means the "H&R Block Severance Plan," as stated herein, and as may be amended from time to time.

         (i) "Plan Administrator" and "Plan Sponsor" means HRB Management, Inc. The address and telephone number of HRB Management, Inc. is 4400 Main Street, Kansas City, Missouri 64111, (816) 753-6900. The Employer Identification Number assigned to HRB Management, Inc. by the Internal Revenue Service is 43-1632589.

         (j) "Qualifying Termination" means the involuntary termination of an Employee, but does not include a termination resulting from:

                  (i) the termination of an Employee as a result of the elimination of the Employee's position where the Employee was offered another position with a subsidiary of the Company at a comparable salary and benefit level, or where the termination results from a sale of assets or other corporate acquisition;

                  (ii) the redefinition of an Employee's position to a lower salary rate;

                  (iii) the termination of an Employee for cause; or

                  (iv) the non-renewal of employment contracts.

         (k) "Release" means that agreement signed by and between an Employee who is eligible to participate in the Plan and the Employee's Participating Employer under which the Employee releases all known and potential claims against the Employee's Participating Employer and all of such employer's parents, subsidiaries, and affiliates.

         (l) "Release Date" means, with respect to a Release that includes a revocation period, the date immediately following the expiration date of the revocation period in the Release that has been fully executed by both parties. "Release Date" means, with respect to a Release that does not include a revocation period, the date the Release has been fully executed by both parties.

         (m) "Severance Period" means the period of time during which a Participant may receive benefits under this Plan. The Severance Period with respect to a Participant begins on the Termination Date. A Participant's

         Severance Period will be the shorter of (i) 12 months or (ii) a number of months equal to the whole number of Years of Service determined under Section 2(p), unless earlier terminated in accordance with
         Section 8 of the Plan.

         (n) "Termination Date" means the date the Employee severs employment with a Participating Employer.

         (o) "Monthly Salary" means -

                  (i) with respect to an Employee paid on a salary basis, the Employee's current annual salary divided by 12; and

                  (ii) with respect to an Employee paid on an hourly basis, the Employee's current hourly rate times the number of hours he or she is regularly scheduled to work per week multiplied by 52 and then divided by 12.

         (p) "Year of Service" means each period of 12 consecutive months ending on the Employee's employment anniversary date during which the Employee had at least 1,000 Hours of Service. In determining a Participant's Years of Service, the Participant will be credited with a partial Year of Service for his or her final period of employment commencing on his or her most recent employment anniversary date equal to a fraction calculated in accordance with the following formula:

          Number of days since most recent employment anniversary date
          ------------------------------------------------------------
                                       365

         Despite an Employee's Years of Service calculated in accordance with the above, an Employee whose pay grade at his or her Participating Employer fits in the following categories at the time of the Qualifying Termination will be credited with no less than the specified Minimum Years of Service and no more than the specified Maximum Years of Service listed in the following table as applicable to such pay grade:

                         MINIMUM YEARS        MAXIMUM YEARS
    PAY GRADE             OF SERVICE           OF SERVICE
    ---------            -------------        -------------
81-89 and 231-235             6                   18

 65-80, 109-110,              3                   18
   and 218-230

 57-64, 105-108,              1                   18
   and 210-217

 48-56, 100-102,              1                   18
   and 200-209

         Notwithstanding the above, if an Employee has received credit for Years of Service under this Plan or under any previous plan, program, or agreement for the purpose of receiving severance benefits before a Qualifying Termination, such Years of Service will be disregarded when calculating Years of Service for such Qualifying Termination under the Plan; provided, however, that if such severance benefits were terminated prior to completion because the Employee was rehired by any subsidiary of the Company then the Employee will be re-credited with full Years of Service for which severance benefits were not paid in full or in part because of such termination.

3. ELIGIBILITY AND PARTICIPATION. All Employees who incur a Qualifying Termination and sign a Release are eligible to participate in the Plan. An eligible Employee will become a Participant in the Plan as of the Termination Date.

4. SEVERANCE COMPENSATION.

         (a) Amount. Subject to Section 8, each Participant will receive during the Severance Period from the applicable Participating Employer aggregate severance compensation equal to:

                  (i) the Participant's Monthly Salary multiplied by the Participant's Years of Service; plus

                  (ii) one-twelfth of the Participant's target payout under the Short-Term Incentive Program of the Participating Employer in effect at the time of his or her Termination Date multiplied by the Participant's Years of Service; plus

                  (iii) an amount to be determined by the Participating Employer at its sole discretion, which amount may be zero.

         (b) Timing of Payments. Except as stated in Section 4(c), and subject to Section 8,

                  (i) the sum of any amounts determined under Sections 4(a)(i) and 4(a)(ii) of the Plan will be paid in semi-monthly or bi-weekly installments (the timing and amount of each installment as determined by the Participating Employer) during the Severance Period beginning after the later of the Termination Date or the Release Date; and

                  (ii) any amounts determined under Section 4(a)(iii) of the Plan will be paid in one lump sum within 15 days after the later of the Termination Date or the Release Date, unless otherwise agreed in writing by the Participating Employer and Participant or otherwise required by law.

         (c) Death. In the event of the Participant's death prior to receiving all payments due under this Section 4, any unpaid severance compensation will be paid (i) in the same manner as are death benefits under the Participant's basic life insurance coverage provided by the Participant's Participating Employer, and (ii) in accordance with the Participant's beneficiary designation under such coverage. If no such coverage exists, or if no beneficiary designation exists under such coverage as of the date of death of the Participant, the severance compensation will be paid to the Participant's estate in one-lump sum.

5. HEALTH AND WELFARE BENEFITS.

         (a) Benefits. In addition to the severance compensation provided pursuant to Section 4 of the Plan, a Participant may continue to participate in the following health and welfare benefits provided by his or her Participating Employer during the Severance Period on the same basis as employees of the Participating Employer:

                  (i)   medical;

                  (ii)  dental;

                  (iii) vision;

                  (iv)  employee assistance;

                  (v) medical expense reimbursement and dependent care expense reimbursement benefits provided under a cafeteria plan;

                  (vi)  life insurance (basic and supplemental); and

                  (vii) accidental death and dismemberment insurance (basic and supplemental).

         For the purposes of any of the above-described benefits provided under a Participating Employer's cafeteria plan, a Qualifying Termination constitutes a "change in status" or "life event."

         (b) Payment and Expiration. Payment of the Participant's portion of contribution or premiums for such selected benefits will be withheld from any severance compensation payments paid to the Participant under this Plan. The Participating Employer's partial subsidization of such coverages will remain in effect until the earlier of:

                  (i) the expiration or earlier termination of the Employee's Severance Period, after which time the Participant may be eligible to elect to continue coverage of those benefits listed above that are provided under group health plans in accordance with his or her rights under Section 4980B of the Internal Revenue Code; or

                  (ii) the Participant's attainment of or eligibility to attain health and welfare benefits through another employer after which time the Participant may be eligible to elect to continue coverage of those benefits listed above that are provided under group health plans in accordance with his or her rights under Section 4980B of the Internal Revenue Code.

6. STOCK OPTIONS.

         (a) Accelerated Vesting. Any portion of any outstanding incentive stock options and nonqualified stock options that would have vested during the 18-month period following the Termination Date had the Participant remained an employee with the Participating Employer during such 18-month period will vest as of the Termination Date. This Section 6(a) applies only to options (i) granted to the Participant under the Company's 1993 Long-Term Executive Compensation Plan, or any successor plan to its 1993 Long-Term Executive Compensation Plan, not less than 6 months prior to his or her Termination Date and (ii) outstanding at the close of business on such Termination Date. The determination of accelerated vesting under this Section 6(a) shall be made as of the Termination Date and shall be based solely on any time-specific vesting schedule included in the applicable stock option agreement without regard to any accelerated vesting provision not related to the Plan in such agreement.

         (b) Post-Termination Exercise Period. Subject to the expiration dates and other terms of the applicable stock option agreements, the Participant may elect to have the right to exercise any outstanding incentive stock options and nonqualified stock options granted prior to the Termination Date to the Participant under the Company's 1984 Long-Term Executive Compensation Plan, its 1993 Long-Term Executive Compensation Plan, or any successor plan to its 1993 Long-Term Executive Compensation Plan that are vested as of the Termination Date (or, if later, the Release Date), whether due to the operation of Section 6(a), above, or otherwise, at any time during the Severance Period and, except in the event that the Severance Period terminates pursuant to Section 8(a), for a period up to 3 months after the end of the Severance Period (notwithstanding Section 8). Any such election shall apply to all outstanding incentive stock options and nonqualified stock options, will be irrevocable and must be made in writing and delivered to the Plan Administrator on or before the later of the Termination Date or Release Date. If the Participant fails to make an election, the Participant's right to exercise such options will expire 3 months after the Termination Date.

         (c) Stock Option Agreement Amendment. The operation of Sections 6(a) and 6(b), above, are subject to the Participant's execution of an amendment to any affected stock option agreements.

7. OUTPLACEMENT SERVICES. In addition to the benefits described above, career transition counseling or outplacement services may be provided upon the Participant's Qualifying Termination. Such outplacement service will be provided at the Participating Employer's sole discretion. Outplacement services are designed to assist employees in their search for new employment and to facilitate a smooth transition between employment with the Participating Employer and employment with another employer. Any outplacement services provided under this Plan will be provided by an outplacement service chosen by the Participating Employer. The Participant is not entitled to any monetary payment in lieu of outplacement services.

8. TERMINATION OF BENEFITS. Any right of a Participant to severance compensation and benefits under the Plan, and all obligations of his or her Participating Employer to pay any unpaid severance compensation or provide benefits under the Plan will terminate as of the day:

         (a) The Participant has engaged in any conduct described in Sections 8(a)(i), 8(a)(ii), 8(a)(iii) or 8(a)(iv), below, as the same may be limited pursuant to Section 8(a)(vi).

                  (i) During the Severance Period, the Participant's engagement in, ownership of, or control of any interest in (except as a passive investor in less than one percent of the outstanding securities of publicly held companies), or acting as an officer, director or employee of, or consultant, advisor or lender to, any firm, corporation, partnership, limited liability company, institution, business, government agency, or entity that engages in any line of business that is competitive with any Line of Business of the Company, provided that this Section 8(a)(i) shall not apply to the Participant if the Participant's primary place of employment by a subsidiary of the Company as of the Termination Date is in either the State of California or the State of North Dakota.

                  (ii) During the Severance Period, the Participant employs or solicits for employment by any employer other than a subsidiary of the Company any employee of any subsidiary of the Company, or recommends any such employee for employment to any employer (other than a subsidiary of the Company) at which the Participant is or intends to be (A) employed, (B) a member of the Board of Directors, (C) a partner, or (D) providing consulting services.

                  (iii) During the Severance Period, the Participant directly or indirectly solicits or enters into any arrangement with any person or entity which is, at the time of the solicitation, a significant customer of a subsidiary of the Company for the purpose of engaging in any business transaction of the nature performed by such subsidiary, or contemplated to be performed by such subsidiary, for such customer, provided that this
                  Section 8(a)(iii) shall only apply to customers for whom the Participant personally provided services while employed by a subsidiary of the Company or customers about whom or which the Participant acquired material information while employed by a subsidiary of the Company.

                  (iv) During the Severance Period, the Participant misappropriates or improperly uses or discloses confidential information of the Company and/or its subsidiaries.

                  (v) If the Participant engaged in any of the conduct described in Sections 8(a)(i), 8(a)(ii), 8(a)(iii) or 8(a)(iv) during or after Participant's term of employment with a Participating Employer, but prior to the commencement of the Severance Period, and such engagement becomes known to the Participating Employer during the Severance Period, such conduct shall be deemed, for purposes of Sections 8(a)(i), 8(a)(ii), 8(a)(iii) or 8(a)(iv) to have occurred during the Severance Period.

                  (vi) If the Participant is a party to an employment contract with a Participating Employer that contains a covenant or covenants relating to the Participant's engagement in conduct that is the same as or substantially similar to the conduct described in any of Sections 8(a)(i), 8(a)(ii), 8(a)(iii) or 8(a)(iv), and any specific conduct regulated in such covenant or covenants in such employment contract is more limited in scope geographically or otherwise than the corresponding specific conduct described in any of such Sections 8(a)(i), 8(a)(ii), 8(a)(iii) or 8(a)(iv), then the corresponding specific conduct addressed in the applicable Section 8(a)(i), 8(a)(ii), 8(a)(iii) or 8(a)(iv) shall be limited to the same extent as such conduct is limited in the employment contract and the Participating Employer's rights and remedy with respect to such conduct under this Section 8 shall apply only to such conduct as so limited.

         (b) The Participant is rehired by his or her Participating Employer or hired by any other subsidiary of the Company in any position other than a position classified as seasonal by such employer.

9. AMENDMENT AND TERMINATION. The Plan Sponsor reserves the right to amend the Plan or to terminate the Plan and all benefits hereunder in their entirety at any time.

10. ADMINISTRATION OF PLAN. The Plan Administrator has the power and discretion to construe the provisions of the Plan and to determine all questions relating to the eligibility of employees of Participating Employers to become Participants in the Plan, and the amount of benefits to which any Participant may be entitled thereunder in accordance with the Plan. Not in limitation, but in amplification of the foregoing and of the authority conferred upon the Plan Administrator, the Plan Sponsor specifically intends that the Plan Administrator have the greatest permissible discretion to construe the terms of the Plan and to determine all questions concerning eligibility, participation and benefits. Any such decision made by the Plan Administrator will be binding on all Employees, Participants, and Beneficiaries, and is intended to be subject to the most deferential standard of judicial review. Such standard of review is not to be affected by any real or alleged conflict of interest on the part of the Plan Administrator. The decision of the Plan Administrator upon all matters within the scope of its authority will be final and binding.

11. CLAIMS PROCEDURES.

         (a) FILING A CLAIM FOR BENEFITS. Participants are not required to submit claim forms to initiate payment of benefits under this Plan. To make a claim for benefits, individuals other than Participants who believe they are entitled to receive benefits under this Plan and Participants who believe they have been denied certain benefits under the Plan must write to the Plan Administrator. These individuals and such Participants are hereinafter referred to in this Section 11 as "Claimants." Claimants must notify the Plan Administrator if they will be represented by a duly authorized representative with respect to a claim under the Plan.

         (b) INITIAL REVIEW OF CLAIMS. The Plan Administrator will evaluate a claim for benefits under the Plan. The Plan Administrator may solicit additional information from the Claimant if necessary to evaluate the claim. If the Plan Administrator denies all or any portion of the claim, the Claimant will receive, within 90 days after the receipt of the written claim, a written notice setting forth:

                  (i) the specific reason for the denial;

                  (ii) specific references to pertinent Plan provisions on which the

                  Plan Administrator based its denial;

                  (iii) a description of any additional material and information needed for the Claimant to perfect his or her claim and an explanation of why the material or information is needed; and

                  (iv) that any appeal the Claimant wishes to make of the adverse determination must be in writing to the Plan Administrator within 60 days after receipt of the notice of denial of benefits. The notice must advise the Claimant that his or her failure to appeal the action to the Plan Administrator in writing within the 60-day period will render the Plan Administrator's determination final, binding and conclusive. The notice must further advise the Claimant of his or her right to bring a civil action under Section 502(a) of ERISA following the exhaustion of the claims procedures described herein.

         (c) APPEAL OF DENIED CLAIM AND FINAL DECISION. If the Claimant should appeal to the Plan Administrator, the Claimant, or his or her duly authorized representative, must submit, in writing, whatever issues and comments the Claimant or his or her duly authorized representative feels are pertinent. The Claimant, or his or her duly authorized representative, may review and request pertinent Plan documents. The Plan Administrator will reexamine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Plan Administrator will advise the Claimant in writing of its decision within 60 days of the Claimant's written request for review, unless special circumstances (such as a hearing) require an extension of time, in which case the Plan Administrator will make a decision as soon as possible, but no later than 120 days after its receipt of a request for review.

12. PLAN FINANCING. The benefits to be provided under the Plan will be paid by the applicable Participating Employer, as incurred, out of the general assets of such Participating Employer.

13. GENERAL INFORMATION. The Plan's records are maintained on a calendar year basis. The Plan Number is 509. The Plan is self-administered and is considered a severance plan.

14. GOVERNING LAW. The Plan is established in the State of Missouri. To the extent federal law does not apply, any questions arising under the Plan will be determined under the laws of the State of Missouri.

15. ENFORCEABILITY; SEVERABILITY. If a court of competent jurisdiction determines that any provision of the Plan is not enforceable, then such provision shall be enforceable to the maximum extent possible under applicable law, as determined by such court. The invalidity or unenforceabilty of any provision of the

Plan, as determined by a court of competent jurisdiction, will not affect the validity or enforceability of any other provision of the Plan and all other provisions will remain in full force and effect.

16. WITHHOLDING OF TAXES. The applicable Participating Employer may withhold from any benefit payable under the Plan all federal, state, city or other taxes as may be required pursuant to any law, governmental regulation or ruling. The Participant shall pay upon demand by the Company or the Participating Employer any taxes required to be withheld or collected by the Company or the Participating Employer upon the exercise by the Participant of a nonqualified stock option granted under the Company's 1984 Long-Term Executive Compensation Plan or its 1993 Long-Term Executive Compensation Plan. If the Participant fails to pay any such taxes associated with such exercise upon demand, the Participating Employer shall have the right, but not the obligation, to offset such taxes against any unpaid severance compensation under this Plan.

17. NOT AN EMPLOYMENT AGREEMENT. Nothing in the Plan gives an Employee any rights (or imposes any obligations) to continued employment by his or her Participating Employer or other subsidiary of the Company, nor does it give such Participating Employer any rights (or impose any obligations) for the continued performance of duties by the Employee for the Participating Employer or any other subsidiary of the Company.

18. NO ASSIGNMENT. The Employee's right to receive payments of severance compensation and benefits under the Plan are not assignable or transferable, whether by pledge, creation of a security interest, or otherwise. In the event of any attempted assignment or transfer contrary to this section, the applicable Participating Employer will have no liability to pay any amount so attempted to be assigned or transferred.

19. SERVICE OF PROCESS. The Secretary of the Plan Administrator is designated as agent for service of legal process. Service of legal process may be made upon the Secretary of the Plan Administrator at:

         HRB Management, Inc.
         Attn: Secretary
         4400 Main Street
         Kansas City, Missouri 64111

20. STATEMENT OF ERISA RIGHTS. As a participant in the Plan, you are entitled to certain rights and protections under ERISA, which provides that all Plan Participants are entitled to:

         (a) examine without charge, at the Plan Administrator's office, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration;

         (b) obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, copies of the latest annual report (Form 5500 Series) and an updated summary plan description. The Plan Administrator may make a reasonable charge for the copies; and

         (c) receive a summary of the Plan's annual financial report if required to be filed for the year. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report if an annual report is required to be filed for the year.

         In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your Participating Employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

         If your claim for a welfare benefit is denied or ignored, in whole or in part, you have the right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

         Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials to you and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U. S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

         If you have any questions about the Plan, you should contact the Plan Administrator. If you have questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

IN WITNESS WHEREOF, HRB Management, Inc. adopts this Severance Plan effective this 23rd day of April, 2001.


                                       HRB MANAGEMENT, INC.


                                       /s/ Mark A. Ernst
                                       -----------------------------------------
                                       Mark A. Ernst
                                       President and Chief Executive Officer

                                   SCHEDULE A

                             PARTICIPATING EMPLOYERS


Block Financial Corporation

Financial Marketing Services, Inc.

Franchise Partner, Inc.

H&R Block Investments, Inc.

H&R Block Services, Inc. and its U.S.-based direct and indirect subsidiaries

HRB Business Services, Inc.

HRB Management, Inc.

HRB Retail Services, Inc.

Olde Financial Corporation and its U.S.-based direct and indirect subsidiaries, which subsidiaries include H&R Block Financial Advisors, Inc.